Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces Third Quarter Operating Results

San Francisco, October 28, 2010 - The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2010 was $137 million, compared to a net loss of $85 million for the third quarter of 2009. Although net interest income was lower in the third quarter of 2010 compared to the third quarter of 2009, the Bank's net income increased because other-than-temporary impairment (OTTI) credit charges on private-label residential mortgage-backed securities (PLRMBS) in the Bank's held-to-maturity securities portfolio and net losses associated with derivatives, hedged items, and financial instruments carried at fair value were both lower in the third quarter of 2010 compared to the third quarter of 2009.

Net interest income for the third quarter of 2010 was $306 million, compared with net interest income of $458 million for the third quarter of 2009. The decrease in net interest income was due, in part, to lower advances and MBS balances, lower earnings on invested capital (resulting from the lower interest rate environment), and a lower net interest spread on advances because favorably priced debt issued in the fourth quarter of 2008 matured by yearend 2009. These factors were partially offset by increased spreads on the mortgage portfolio and the non-MBS investment portfolio. In addition, net interest income on economically hedged assets and liabilities was lower in the third quarter of 2010 relative to the year-earlier period. This income is generally offset by net interest expense on derivative instruments used in economic hedges (reflected in other income).

Other income for the third quarter of 2010 was a net loss of $86 million, a difference of $457 million from the $543 million net loss for the third quarter of 2009. Other income for the third quarter of 2010 reflected a credit-related OTTI charge of $56 million on certain PLRMBS, compared to a credit-related OTTI charge of $316 million for the third quarter of 2009. The net loss associated with derivatives, hedged items, and financial instruments carried at fair value was $0.4 million for the third quarter of 2010, compared to a net loss of $94 million for the third quarter of 2009. In addition, net interest expense on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities, totaled $32 million in the third quarter of 2010, compared to $134 million in the third quarter of 2009.

The credit-related OTTI charge of $56 million for the third quarter of 2010 reflects the impact of additional projected credit losses on loan collateral underlying certain of the Bank's PLRMBS. Each quarter, the Bank updates its OTTI analysis to reflect current and anticipated housing market conditions, observed and anticipated borrower behavior, and updated information on the loans supporting the Bank's PLRMBS. This process includes updating key aspects of the Bank's loss projection models. For the third quarter of 2010, the update reflected the adverse impact of large inventories of unsold homes on current and forecasted housing prices, which in turn affected projected borrower default rates and projected loss severities. The additional credit losses were primarily on PLRMBS backed by Alt-A loan collateral.

The non-credit-related OTTI charges on the affected PLRMBS recorded in other comprehensive income were $31 million for the third quarter of 2010 and $1.1 billion for the third quarter of 2009. For each security, the amount of the non-credit-related impairment is accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected.

The $0.4 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for the third quarter of 2010 reflected losses, primarily associated with reversals of prior period gains, that were almost completely offset by the effects of changes in interest rates. Net gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of September 30, 2010, the Bank's retained earnings included a cumulative net gain of $95 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During the first nine months of 2010, total assets decreased $50.2 billion, or 26%, to $142.7 billion from $192.9 billion at December 31, 2009. Total advances declined $44.3 billion, or 33%, to $89.3 billion at September 30, 2010, from $133.6 billion at December 31, 2009. The continued decrease in member advance demand reflected general economic conditions and conditions in the mortgage and credit markets. Member liquidity remained high and lending activity remained low.

Today, the Bank's Board of Directors declared a cash dividend for the third quarter of 2010 at an annualized dividend rate of 0.39%. The Bank will pay the dividend in cash rather than stock form to comply with Federal Housing Finance Agency rules, which do not permit the Bank to pay dividends in the form of capital stock if the Bank's excess capital stock exceeds 1% of its total assets. As of September 30, 2010, the Bank's excess capital stock totaled $7.4 billion, or 5.21% of total assets. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $12.5 million, on or about November 12, 2010.

As of September 30, 2010, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital ratio was 9.80%, exceeding the 4.00% requirement. The Bank had $14.0 billion in regulatory capital, exceeding its risk-based capital requirement of $5.2 billion.

In light of the Bank's strong regulatory capital position, the Bank plans to repurchase up to $500 million in excess capital stock on November 15, 2010. The amount of excess capital stock to be repurchased from any shareholder will be based on the shareholder's pro rata ownership share of total capital stock outstanding as of the repurchase date, up to the amount of the shareholder's excess capital stock.

The Bank will continue to monitor the condition of the Bank's PLRMBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2010	Dec. 31, 2009
Total Assets	$142,695	$192,862
Advances	89,327	133,559
Mortgage Loans Held for Portfolio, Net	2,623	3,037
Investments[1]	49,889	47,006
Consolidated Obligations:
Bonds	118,764	162,053
Discount Notes	11,138	18,246
Mandatorily Redeemable Capital Stock	3,627	4,843
Capital Stock - Class B - Putable	8,875	8,575
Retained Earnings	1,478	1,239
Accumulated Other Comprehensive Loss	(3,152)	(3,584)
Total Capital	7,201	6,230

Selected Other Data at Period End
Regulatory Capital Ratio[2]	9.80	7.60

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
Net Interest Income	$306	$458	$1,026	$1,376
Provision for Credit Losses on Mortgage Loans	-	-	2	1
Other Loss	(86)	(543)	(566)	(818)
Other Expense	33	31	104	93
Assessments	50	(31)	95	123
Net Income/(Loss)	$137	$(85)	$259	$341

Selected Other Data for the Period
Net Interest Margin[3,4]	0.81%	0.80%	0.82%	0.71%
Operating Expenses as a
Percent of Average Assets	0.07	0.05	0.07	0.04
Return on Average Assets	0.36	(0.15)	0.21	0.17
Return on Average Equity	8.38	(3.84)	5.44	4.77
Annualized Dividend Rate[5]	0.39	-	0.36	0.28
Average Equity to Average Assets Ratio	4.30	3.88	3.79	3.64

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks (FHLBanks).
2     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income. Total regulatory capital as of September 30, 2010, was $13,980 million.
3     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4     For the purpose of calculating the net interest margin, on a retroactive basis, the Bank included in interest-earning assets fair value adjustments resulting from hedging relationships and fair value option adjustments that had been included in other assets prior to the first quarter of 2010. The Bank made this change to achieve consistency among all the FHLBanks in reporting interest-earning assets. This change did not materially affect average interest-earning assets and had no effect on reported assets, net interest income, or net income. Prior to this change, the net interest margin for the three and nine months ended September 30, 2009, was reported as 0.81% and 0.72%, respectively.
5     On October 28, 2010, the Bank's Board of Directors declared a cash dividend for the third quarter of 2010 at an annualized dividend rate of 0.39%. The Bank will record and pay the third quarter dividend during the fourth quarter of 2010.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "expects," and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:

Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com